Exhibit 4.12

AMENDMENT NO. 1 TO CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES UNDERLYING THIS NOTEMAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, SUCH SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(c)(iii) AND 16(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

realbiz media group, inc.

Amendment No. 1 to Convertible Note

Original Issuance Date: October 20, 2014 Amendment Date: ______, 2015	Original Principal Amount: U.S. $150,000

Reference is made to that certain Convertible Note, dated October 20, 2014 (the “Note”), and except as amended hereby, the terms of the original Note are in full force and effect.

1. Amendment to Conversion Price. The Fixed Conversion Price as defined under Section 3(b)(ii) of the Note shall be $0.10, subject to adjustment as provided for therein.

2. Price Failure. The term “Price Failure” shall be amended to replace $.75 with $0.10.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to Note to be duly executed as of the date set out above.

REALBIZ MEDIA GROUP, INC.

By:
Name:
Title: